                                                                    EXHIBIT 4(e)

          This Trust Preferred Security is a Book-Entry Trust Preferred Securities Certificate within the meaning of the Trust Agreement hereinafter referred to and is registered in the name of The Depository Trust Company (the "Depository") or a nominee of the Depository. This Trust Preferred Security is exchangeable for Trust Preferred Securities registered in the name of a person other than the Depository or its nominee only in the limited circumstances described in the Trust Agreement referred to herein and no transfer of this Trust Preferred Security (other than a transfer of this Trust Preferred Security as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in limited circumstances.

          Unless this Trust Preferred Security is presented by an authorized representative of The Depository Trust Company, a New York corporation (55 Water Street, New York) to HECO Capital Trust II or its agent for registration of transfer, exchange or payment, and any Trust Preferred Security issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of The Depository Trust Company, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

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CERTIFICATE NO.                     NO. OF PREFERRED SECURITIES
---------------                     ---------------------------
   TP-1                                      2,000,000


  CUSIP NO.                    AGGREGATE LIQUIDATION PREFERENCE
  ---------                    --------------------------------
40415B209                                $50,000,000

               CERTIFICATE EVIDENCING TRUST PREFERRED SECURITIES

                                       OF

                             HECO CAPITAL TRUST II

        7.30% CUMULATIVE QUARTERLY INCOME TRUST PREFERRED SECURITIES,
                                  SERIES 1998
              (LIQUIDATION PREFERENCE $25 PER PREFERRED SECURITY)


          HECO Capital Trust II, a statutory business trust created under the laws of the State of Delaware (the "Trust"), hereby certifies that Cede & Co. (the "Holder") is the registered owner of two million (2,000,000) preferred securities of the Trust representing undivided preferred beneficial interests in the assets of the Trust and designated the HECO Capital Trust II 7.30% Cumulative Quarterly Income Trust Preferred Securities, Series 1998 (Liquidation Preference $25 Per Preferred Security) (the "Trust Preferred Securities"). Subject to the terms of Section 5.11 of the Trust Agreement (as defined herein), the Trust Preferred Securities are freely transferable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer as provided in Section
5.04 of the Trust Agreement. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Trust Preferred Securities are set forth in, and this certificate and the Trust Preferred Securities represented hereby are issued under and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Trust dated as of December 1, 1998, as the same may be amended from time to time (the "Trust Agreement"). The Holder is entitled to the benefits of the Trust Guarantee Agreement entered into by Hawaiian Electric Company, Inc., a Hawaii corporation ("HECO"), and The Bank of New York, as trust guarantee trustee, dated as of December 1, 1998 (the "Trust Guarantee") to the extent provided therein, together with the benefits resulting from the obligations of HECO under the Trust Agreement, its 7.30% Junior Subordinated Deferrable Interest Debentures, Series 1998 (the "HECO Debentures") and the Junior Indenture related thereto, and its full and unconditional guarantee, on a subordinated basis, of the obligations of Maui Electric Company, Limited and

Hawaii Electric Light Company, Inc. (the "Subsidiary Guarantees") under their respective 7.30% Junior Subordinated Deferrable Interest Debentures, Series 1998 (the "MECO Debentures" and the "HELCO Debentures," respectively) and the Junior Indentures related thereto. The Property Trustee will furnish a copy of the aforementioned agreements and instruments to the Holder without charge upon written request to the Trust at its principal place of business.

          Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

          Holders of Trust Preferred Securities shall be entitled to receive cumulative cash distributions at a rate per annum of 7.30% of the stated liquidation preference of $25 per Trust Preferred Security. Distributions on the Trust Preferred Securities shall, from the date of original issue, accumulate and be cumulative and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 1999. Amounts available to the Trust for distribution to the Holders of the Trust Preferred Securities will be limited to payments received by the Trust on the HECO Debentures and the MECO Debentures and the HELCO Debentures (or payments by HECO pursuant to the Subsidiary Guarantees). Distributions not paid on the scheduled payment date will accumulate and compound quarterly (to the extent permitted by applicable law) at the rate of 7.30% per annum.

          The amount of Distributions payable for any period will be computed for any full quarterly Distribution period on the basis of a 360-day year of twelve 30-day months, except for any period shorter than a full calendar month, in which case the amount shall be computed on the basis of the actual number of days elapsed in such period. If the Trust Preferred Securities are in book-entry only form, Distributions will be payable to the holders of record of the Trust Preferred Securities as they appear on the books and records of the Trust on the Business Day prior to the relevant payment date. If the Trust Preferred Securities are not in book-entry only form, the relevant record date shall be the date which is 15 days prior to the relevant payment date, whether or not a Business Day. If Distributions are not paid when scheduled, the accumulated Distributions shall be paid to the holders of record of the Trust Preferred Securities as they appear on the books and records of the Trust on the relevant record date as determined under the Trust Agreement with respect to the actual payment date for such Distributions. In the event that any date on which a Distribution is payable is not a Business Day, payment of such Distribution shall be made on the next succeeding day which is a Business Day (without any additional

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Distributions or other payment in respect of any such delay) except that, if such Business Day falls in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day (without any reduction of Distributions or other payments in respect of such early payment), in each case with the same force and effect as if made on the date such payment was originally payable.

          The Trust Preferred Securities shall be redeemable as provided in the Trust Agreement.

          Unless otherwise expressly provided or unless the context otherwise requires, capitalized terms or phrases used herein and not otherwise defined herein shall have the meaning or meanings assigned to such terms or phrases in the Trust Agreement.

          IN WITNESS WHEREOF, the undersigned Administrative Trustees of the Trust have executed this certificate this 15th day of December, 1998.


                              HECO CAPITAL TRUST II


                              By: /s/ Paul Oyer
                                  ----------------------------
                                  Name:  Paul A. Oyer
                                  Administrative Trustee


                              By: /s/ Lorie Ann Nagata
                                  ----------------------------
                                  Name:  Lorie Ann Nagata
                                  Administrative Trustee



                         CERTIFICATE OF AUTHENTICATION

          This Certificate is one of the issue of Trust Preferred Securities described in the Trust Agreement.

Date of Authentication:  December 15, 1998.

                              THE BANK OF NEW YORK,
                              AS PROPERTY TRUSTEE

                              BY: /s/ T.C. Knight
                                  ----------------------------
                                  Authorized Signatory

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